EXECUTION COPY

EMPLOYMENT AGREEMENT

           This Employment Agreement (the “Agreement”) is entered into as of the 28th day of July 2005 between Henry Winterstern, an individual residing at 17 Tropical Avenue, Beverly Hills, California 90210 (“Executive”) and First Look Media, Inc., a Delaware corporation (the “Company”).

           WHEREAS, the Company desires to secure the employment of Executive, and Executive desires to be employed by the Company, all on the terms and conditions set forth herein.

           NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties to this Agreement hereby agree as follows:

1.       SERVICES.

           1.1     Employment. During the Term (as defined below), the Company hires Executive to perform such services as the Company may from time to time reasonably request consistent with Executive’s position with the Company (as set forth in Section 1.5 hereof) and Executive’s stature and experience in the motion picture industry (the “Services”).

           1.2     Location. During the Term, Executive’s Services shall be performed at the Company’s principal office in Los Angeles, California. The parties acknowledge and agree that the nature of Executive’s duties hereunder may require domestic and international travel from time to time, including, without limitation, such travel to New York as his duties may require.

           1.3     Term. The term of Executive’s employment under this Agreement shall commence on the date hereof (the “Commencement Date”) and, unless sooner terminated in accordance with the provisions of this Agreement, shall continue for a period of two (2) years thereafter (the “Term”).

           1.4     Exclusivity.

                     1.4.1   During the Term, the Services shall be rendered on a full-time basis during normal working hours and all Services of Executive shall be exclusive to the Company and its Affiliates (as defined in Section 6.15); provided that the Executive may provide services for, or on behalf of, and invest in, Dead Girl Productions, LLC and Dual Films, Inc. from time to time solely with respect to the activities related to the Larry Clark film “Wassup Rockers” and the film “Dead Girl” (the “Permitted Projects/Entities”), so long as such services and investments do not materially interfere with Executive’s duties hereunder, and Executive may receive and retain (without assignment to the Company) producing or other fees or compensation from or on account of (i) the foregoing and (ii) any payment for past services owed to Executive from Lakeshore Entertainment (collectively, the “Permitted Activities”).

                     1.4.2   Executive agrees that during the Term (the “Non-Compete Period”), Executive shall not, directly or indirectly: (i) engage in any business for his own account which is competitive with the businesses of the Company or its Affiliates (collectively, “Competitive Business”) so long as the Company or its Affiliates (as the case may be) continue to engage in such business; (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; (iii) obtain an interest in a Competitive Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; (iv) induce any customer or supplier of the Company or its Affiliates to terminate its relationship with the Company or any of its Affiliates (as the case may be); or (v) hire, engage or solicit (or attempt to hire, engage or solicit) any person who is, or at any time during the six-month period preceding the solicitation was, an employee of the Company. Notwithstanding anything to the contrary stated in this Agreement, Executive may acquire and/or retain, as an investment, and take customary actions (including the exercise or conversion of any securities or rights) to maintain and preserve Executive’s ownership of any one or more of the following (provided such actions, other than passive investment activities, do not unreasonably interfere with Executive’s Services hereunder): (i) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that are publicly traded as long as Executive is not part of any control group of such corporation and, in the case of public corporations in competition with the Company, such securities do not constitute more than one percent (1%) of the voting power of that public company; (ii) any securities of a partnership, trust, corporation or other person so long as Executive remains a passive investor in that entity and so long as such entity is not, directly or indirectly, in competition with the Company; (iii) securities of the Company or any of its Affiliates; and (iv) securities of the entities that own and/or are developing the projects constituting the Permitted Projects/Entities. Nothing in this Agreement shall be deemed to prevent or restrict Executive’s ownership interest in the Company and its Affiliates or Executive’s ability to render charitable or community services. Notwithstanding anything to the contrary in this Agreement, Executive may take any action otherwise prohibited by clauses (i) through (v) of the first sentence of this section, on behalf of, or in connection with, the Permitted Activities. Any executive producer or similar producer fees earned by Executive from a third party during the Term in connection with the Services (other than the Permitted Activities) shall be assigned by Executive to the Company, and the Company shall fully indemnify Executive with respect to any and all taxes to be paid by Executive in connection therewith (i.e., Executive shall be placed in the same after-tax position that he would have been in had such fees not been paid to Executive).

                     1.4.3   Executive acknowledges and agrees that his services are of a special, unique and extraordinary character and are vital to the future success and viability of the Company. Executive further acknowledges that because of the nature of the business engaged in by the Company, it is impractical and unreasonable to put a geographic limitation on the covenants contained herein.

           1.5     Power and Authority. During the Term, Executive shall be Chief Executive Officer (“CEO”) of the Company. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Board of Directors, subject to the Operating Guidelines as in effect from time to time (as defined in that certain Stockholders’ Agreement, of even date herewith, by and among the Company, Executive and certain other persons, as may be amended from time to time). Executive shall report directly to the Board of Directors of the Company. The President will report to Executive. The heads of every operating division, head of finance and head of business and legal affairs will report to the Executive and President. The Board may assign to Executive such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company as are consistent with Executive’s status as CEO. The Company and Executive acknowledge that Executive’s primary functions and duties as CEO shall be to manage and supervise the overall operations of the Company’s business. The Executive shall have, subject only to determinations of the Board of Directors (subject to the Operating Guidelines), final authority and control over all employees of the Company and over all business, management, legal, strategic and financial decisions and matters relating to the Company and its Affiliates.

           1.6     [Intentionally Omitted.]

           1.7     Injunctive Relief. If Executive breaches, or threatens to commit a breach of, any of the provisions of Section 1.4 of this Agreement, the Company shall have the right to have such provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed that no adequate remedy of law would be available for any such breach or threatened breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company.

           1.8     Indemnification. The Company shall at all times indemnify, defend and hold harmless Executive to the fullest extent permitted by applicable law, including without limitation the General Corporation Law of the State of Delaware, for all actions taken by Executive in good faith, on behalf of the Company, so long as such actions are not knowingly in violation of law. Without limiting the foregoing, Executive shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of the Company and any applicable Bylaws of any Affiliate.

2.       COMPENSATION.

           As compensation and consideration for the Services provided by Executive during the Term pursuant to this Agreement, the Company agrees to pay to Executive the compensation set forth in this Section 2.

           2.1     Fixed Annual Compensation. The Company shall pay to Executive a salary (“Fixed Annual Compensation”) at the rate of $400,000 per annum. Fixed Annual Compensation payable to Executive by the Company hereunder shall be paid at such times and in such amounts as the Company may designate in accordance with the Company’s usual salary practices, but in no event less than once monthly.

           2.2     Discretionary Bonus. In addition to the Fixed Annual Compensation, Executive will be eligible to receive additional compensation in the form of annual or other bonuses determined in the discretion of the Board.

3.       EXPENSES; ADDITIONAL BENEFITS

           3.1     Vacation. During the Term, Executive shall be entitled for each Employment Year to an aggregate of four (4) weeks of vacation with full pay. Executive shall accrue vacation in accordance with the Company’s policies with respect thereto applicable to the Company’s employees generally.

           3.2     Business Expense Reimbursement. Executive shall be entitled to reimbursement of all reasonable, ordinary business or entertainment expenses incurred by Executive during the Term in the performance of Executive’s Services for which Executive makes an adequate accounting to the Company. Without limiting the foregoing, Executive shall be entitled to reimbursement for business class air travel for all trips (domestic and foreign) Executive makes in connection with Executive’s Services to the Company or its Affiliates; it being understood that if no business class fare exists for a particular destination, Executive shall be entitled to reimbursement for first class air travel. The Company may in its discretion use frequent flyer miles or other similar means to upgrade Executive’s air travel to business class (or, if necessary first class), in which event Executive’s reimbursement shall be limited to the cost of the ticket prior to the upgrade. The determination of the adequacy of the accounting of the foregoing expenses shall be within the reasonable discretion of the Company’s independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

           3.3     Directors and Officers Liability Insurance. Executive shall be entitled to the protection of an insurance policy for the benefit of the Company’s directors and officers against all costs, charges and expenses whatsoever incurred or sustained by Executive or his legal representatives in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of Executive being or having been a director or officer of the Company or any of its Affiliates or Executive serving or having served any other enterprises as a director, officer or employee at the request of the Company.

           3.4     Additional Benefits. In addition to the other benefits described in this Section 3 during the Term, Executive shall be entitled to (i) a non-accountable expense allowance of $2,000 per month, which Executive may use to cover automobile expenses, telephone and other expenses of home office and the entertainment of business guests not otherwise reimbursed by the Company, (ii) an expense allowance of $5,135 per year to cover premiums to provide a personal life insurance policy for Executive, and (ii) an expense allowance of $2,000 per year to cover premiums to provide a personal disability policy for Executive, provided that Executive provides reasonable written substantiation of such expenses; it being understood that the payment of all such expenses shall be treated as taxable income paid to Executive.

           3.5     General. Executive shall be entitled to participate in any profit-sharing, pension, health, insurance or other plans, benefits or policies (not duplicative of the benefits provided hereunder) available to the employees of the Company or its Affiliates on the terms generally applicable to such employees.

4.       TERMINATION.

           If any of the events described in this Section 4 shall occur, Executive shall be entitled to the benefits provided in Section 5 hereof upon termination of Executive’s employment during the Term. As used in this Agreement, “Date of Termination” means (i) if employment is terminated for Disability (as defined in Section 4.1 below), thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if employment is terminated by reason of Executive’s death, the date of death, and (iii) if employment is terminated for any other reason, the date specified in the Notice of Termination. “Notice of Termination” means a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall, except in the case of a termination pursuant to Section 4.5. set forth in reasonable detail the basis for termination of employment under the provision so indicated. Except in regard to any payments, severance, compensation, indemnification or other benefits to Executive, and obligations of Executive that may (as provided for herein) require longer duration, the Tenn of this Agreement shall be deemed to end as of the Date of Termination.

           4.1     Executive Disability. If, as a result of Executive’s incapacity because of physical or mental illness, Executive shall have been absent from his duties with the Company for four (4) consecutive months or for more than an aggregate of six (6) months in any Employment Year and within thirty days after written Notice of Termination is given he shall not have returned to the full-time performance of his duties, Executive’s employment with the Company shall automatically be terminated for “Disability” on the Date of Termination.

           4.2     Termination by the Company for “Cause”. The Company may terminate Executive’s employment for “Cause” (as hereinafter defined) upon delivery of a Notice of Termination to Executive. For purposes hereof, “Cause” shall mean the determination by a majority of the Company’s Board of Directors, with no requirement of recusal and no special vote required of any particular class that the following has occurred: (i) Executive’s material failure to comply with the reasonable directives of the Company which are consistent with his position and responsibilities after written notice that such failure will he deemed to be “Cause” and a reasonable opportunity to cure (other than any such failure resulting from Executive’s incapacity because of physical or mental illness or from matters constituting Good Reason (as defined below)); (ii) dishonesty in connection with the Company, its Affiliates or their respective clients, including but not limited to embezzlement or misappropriation of funds; (iii) commission of any willful or intentional act which materially injures the reputation, business or business relationships of the Company and/or any of its Affiliates; (iv) Executive’s excessive drinking of alcohol or use of illegal drugs that impairs his ability to perform his duties under this Agreement; (v) conviction of, or entering a plea of guilty or no contest to, a felony or any crime involving moral turpitude, fraud, dishonesty or theft; (vi) engaging in any act which is a violation of any law or regulation protecting rights of employees or a violation of any material Company policy or operating procedure after written notice that such act will be deemed to be “Cause” and a reasonable opportunity to cure (other than any such failure resulting from Executive’s incapacity because of physical or mental illness or from matters constituting Good Reason); or (vii) a continued breach by Executive of any material provision of this Agreement (not covered by any of the foregoing clauses (i) through (vi)) after written notice that such breach will be deemed “Cause” and thirty (30) days (or such lesser period as the exigencies of the situation may require) to cure (other than any such failure resulting from Executive’s incapacity because of physical or mental illness or from matters constituting Good Reason)).

           4.3     Death. In the case of Executive’s death, Executive’s employment shall terminate as of the date of Executive’s death.

           4.4     Executive’s Termination for “Good Reason”. Provided that Executive is not otherwise in material breach of this Agreement, Executive shall be entitled to terminate his employment for Good Reason at any time during the Term by delivering a Notice of Termination to the Company not more than ten (10) days after an event which Executive believes constitutes Good Reason. The Company shall have thirty (30) days after receipt of the Notice of Termination to cure (if curable) the event specified in the Notice of Termination. For purposes of this Agreement, “Good Reason” shall mean the commission or omission of any of the following actions:

(A) a substantial and material diminution of the position, authority or Services of Executive, as set forth in Sections 1.1 and 1.5 hereof;

(B) a reduction by the Company in the Fixed Annual Compensation set forth in Section 2.1;

(C) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or

(D) any purported termination of Executive’s employment that is not effected pursuant to a Notice of Termination (and for purposes of this Agreement, no such purported termination shall be effective).

           4.5     Other Termination by the Company. Notwithstanding any other provision of this Agreement, the Company, upon the determination by a majority of the Board of Directors (with no requirement of recusal and no special vote required of any particular class), shall also have the right to terminate Executive’s employment at any time for whatever reason it deems appropriate by giving Executive a Notice of Termination upon 30 days’ prior written notice.

5.       COMPENSATION UPON TERMINATION.

           5.1     Death of Executive. Upon the death of Executive, the Company shall pay to Executive’s estate (i) the Fixed Annual Compensation to the end of the month in which such death occurs and (ii) any unreimbursed expenses through the Date of Termination payable pursuant to Sections 3.2 and 3.4 hereof. Rights and benefits of Executive under any employee benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs. Upon such payments, the Company shall have no further liability or obligation hereunder to the deceased Executive’s estate, his executors or administrators, his heirs or assigns or any other person claiming under or through him.

           5.2     Disability of Executive. Upon the termination of Executive’s employment as a result of his Disability, Executive shall be entitled to receive (i) the Fixed Annual Compensation to the Date of Termination and (ii) any unreimbursed expenses through the Date of Termination payable pursuant to Sections 3.2 and 3.4 hereof. Rights and benefits of Executive under any employee benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs.

           5.3     Termination for Cause. If Executive’s employment shall be terminated for Cause, the Company shall pay to Executive (i) the Fixed Annual Compensation to the Date of Termination and (ii) any unreimbursed expenses through the Date of Termination payable pursuant to Sections 3.2 and 3.4 hereof.

           5.4     Termination Other Than for Cause, Death or Disability. If Executive’s employment is terminated by the Company other than for Cause, Death or Disability or by the Executive for Good Reason, then the Company shall continue to pay the Executive (or in case of death, the legal representative of Executive’s estate or such other person or persons as Executive shall have designated by written notice to the Company (i) the Fixed Annual Compensation through the date the Term would have otherwise expired if no termination had occurred and (ii) the unreimbursed expenses through the Date of Termination payable pursuant to Sections 3.2 and 3.4 hereof. Executive shall have a duty to mitigate awards paid or payable to Executive pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement. Rights and benefits of Executive under any employee benefit plans and programs of the Company will be determined in accordance with the terms and provisions of such plans and programs.

                     5.4.1   After the expiration of the Term, the Company shall have no obligation to Executive (except as specifically set forth herein), and Executive shall have no obligation to the Company (except as specifically set forth herein), under this Agreement.

6.       GENERAL.

           6.1     Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between the provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation, or any other amount due Executive hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

           6.2     Waiver/Estoppel. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel may be raised against any party except to the extent the other parties rely on an instrument in writing, signed by the party to be charged, specifically reciting that the other parties may rely thereon. The parties’ rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

           6.3     Attorneys’ Fees and Costs. In any action, suit or proceeding brought by any party hereto with respect to this Agreement, its subject matter or the actions, statements or conduct of any or each of the parties in the negotiation, execution or performance of this Agreement, the prevailing party shall be entitled to recover from the other parties all reasonable costs and expenses incurred in connection therewith, including but not limited to attorneys’ fees, attorneys’ costs and court costs.

           6.4     Notices. Any notice that the Company is required or may desire to give to Executive hereunder shall be in writing and may be served by delivering it to Executive, or by sending it to Executive by certified mail, return receipt requested (effective five days after mailing) or overnight delivery of the same by delivery service capable of providing verified receipt (effective the next business day), or facsimile (effective twenty-four hours after receipt is confirmed by person or machine), at the address set forth below, or such substitute address as Executive may from time to time designate by notice to the Company. Any notice that Executive is required or may desire to serve upon the Company hereunder shall be in writing and may be served by delivering it personally or by sending it certified mail, return receipt requested or overnight delivery, or facsimile (with receipt confirmed by person or machine) to the address set forth below, or such other substitute address as the Company may from time to time designate by notice to Executive. Such notices by Executive shall be effective at the same times as specified in this Section 6.4 for notices by the Company.

The Company:	First Look Media, Inc. 8000 Sunset Boulevard Los Angeles, California 90046 Attention: President Fax: (323) 337-1033

Executive:	Henry Winterstern ___________________________ ___________________________ ___________________________

In either case, with a copy to:	Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Attention: David Alan Miller, Esq. Fax: (212) 818-8881

           6.5     Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California.

           6.6     Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

           6.7     No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto.

           6.8     Assignability. This Agreement, and the rights and obligations of Executive hereunder, may not be assigned by Executive, except that Executive may assign his rights to receive compensation hereunder to any person or entity affiliated with Executive, to trusts for the benefit of the family of Executive, or any charitable trusts, charities or non-profit organizations. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee agrees to be bound by the provisions of this Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties’ successors-in-interest, heirs, legal representatives and permitted assigns.

           6.9     Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith (“Parol Agreements”). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

           6.10   Severability. If any term, provision or covenant in this Agreement is held to be invalid, void or unenforceable, (i) the remainder of the terms, provisions and covenants in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, void or unenforceable that are not themselves invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

           6.11   Arbitration. Except as otherwise set forth in Section 1.7 hereof, if any dispute arises between Executive and the Company concerning the application, validity, construction, or interpretation of this Agreement that Executive and the Company are unable to resolve themselves, the parties agree that arbitration by a single arbitrator experienced in employment law in accordance with the then-applicable rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature. Any arbitration shall take place in Los Angeles, California in such location as is agreed to by the Company and Executive. If the parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location within Los Angeles, California. The Company may enforce Executive’s obligations under Sections 1.4 hereof by an action for injunctive relief and damages in a court of competent jurisdiction at any time prior or subsequent to the commencement of an arbitration proceeding as herein provided. In such event, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located within Los Angeles County, California and courts with appellate jurisdiction therefrom, in connection with any such matter.

           6.12   Contractual Nomenclature. All references herein to “Dollars” or “$” shall mean Dollars of the United States of America, its legal tender for all debts public and private. Wherever used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

           6.13   Publicity. Neither party shall issue any press release or announcement of or relating to the execution of, or any terms, provisions, or conditions contained in, this Agreement without the other party’s prior approval of the content and timing of any such announcement or announcements.

           6.14   Representation and Warranty. Executive hereby warrants and represents to the Company that he is free to enter into the Agreement and to perform all of his duties and obligations hereunder and otherwise to the Company without violating any existing contractual or other obligations or the rights of any third parties.

           6.15   Definitions. As used in this Agreement, the following terms shall have the following meanings:

                     (A)     “Affiliate” shall mean, as to any person, any other person controlled by or under common control with (or, where applicable, controlling), directly or indirectly, such person.

                     (B)     “person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity.

                     (C)     “Employment Year” shall mean each twelve-month period during the Term commencing on July 28, and ending on July 28 of the following year.

           6.16   Key Person Life Insurance. The Company shall have the right to obtain, at its sole cost and expense, one or more insurance policies insuring the life of Executive for the benefit of the Company. Executive agrees to cooperate fully with the Company and to take such actions as the Company may reasonably require in order to obtain such insurance, including without limitation, signing necessary documentation and submitting to required medical exams.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST LOOK MEDIA, INC. By: /s/ William F. Lischak William F. Lischak, President and COO Henry Winterstern

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST LOOK MEDIA, INC. By: William F. Lischak, President and COO /s/ Henry Winterstern Henry Winterstern